NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE American LLC ("NYSE American" or the "Exchange") hereby notifies the Securities and Exchange Commission (the "Commission") of its intention to remove the ordinary shares of JM Group Limited (the "Company") from listing and registration on the Exchange at the opening of business on July 6, 2026, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the ordinary shares is no longer suitable for continued listing and trading on the Exchange. As a result of the U.S. Securities and Exchange Commission issuing a temporary trading suspension in the Company's securities, the Exchange halted trading in the Company's ordinary shares on January 15, 2026, and has now determined that the Company's ordinary shares is not suitable for continued listing pursuant to Sections 1001, 1002(e), and 1003 of the NYSE American Company Guide (the "Guide"). Pursuant to Sections 1001, 1002(e), and 1003 of the Guide, the Exchange may, at any time, suspend dealings in, or remove, a security from listing when in its opinion such security is unsuitable for continued trading on the Exchange. In doing so, the Exchange may consider any event or condition that makes further dealings on the Exchange unwarranted, including whether a company's securities continue to have suitable characteristics for auction market trading. On June 12, 2026, the Exchange determined that the Company's ordinary shares should be suspended from trading and directed the preparation and filing with the Commission of this application for the removal of the ordinary shares from listing and registration on the NYSE American. The Company was notified on June 12, 2026. The Company had a right to appeal to a Committee of the Board of Directors of the Exchange the determination to delist the ordinary shares, provided it filed a written request for such a review with the Secretary of the Exchange within seven calendar days of receiving notice of the delisting determination. The Company notified the Exchange on June 22, 2026, that they do not intend to appeal NYSE Regulation's decision. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.